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                   [CHESAPEAKE ENERGY CORPORATION LETTERHEAD]


                                                                   NEWS RELEASE


FOR IMMEDIATE RELEASE
MARCH 23, 2001

                                    CONTACT:
MARC ROWLAND                                                     TOM PRICE, JR.
EXECUTIVE VICE PRESIDENT                                  SENIOR VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER                               CORPORATE DEVELOPMENT
(405) 879-9232                                                   (405) 879-9257
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                     CHESAPEAKE ENERGY CORPORATION ANNOUNCES
                CASH DIVIDEND AND REDEMPTION OF PREFERRED SHARES

OKLAHOMA CITY, OKLAHOMA, MARCH 23, 2001 - Chesapeake Energy Corporation (NYSE:CHK) today announced that its Board of Directors has declared a quarterly cash dividend on Chesapeake's 7% Cumulative Convertible Preferred Stock, par value $.01. The dividend for the preferred stock is payable on May 1, 2001 to shareholders of record on April 3, 2001 at the rate of $0.875 per share. Chesapeake has approximately 624,000 shares of preferred stock outstanding with a liquidation value of $31.2 million.

Chesapeake has called all outstanding shares of the preferred stock for redemption on May 1, 2001 at the redemption price of $52.45 payable in Chesapeake Energy Corporation Common Stock and cash, plus any accrued but unpaid dividends. However, upon payment of the dividend described above, there will be no accrued but unpaid dividends at the time of redemption.

Payment of the redemption price will be made, with a combination of cash and common stock, on or as soon as practicable after the redemption date of May 1, 2001. The number of whole shares of common stock to be delivered in exchange for each share of preferred stock will be calculated by subtracting the cash payment and dividing the remaining redemption price per share of preferred stock by the average closing price per share of common stock on the New York Stock Exchange for the five consecutive trading day period ending on March 27, 2001. Cash will be paid in lieu of fractional shares.

As an alternative to redemption, holders may convert their preferred stock into
7.194 shares of common stock plus dividends accrued from February 1, 2001 to the date of conversion. Accrued dividends will be paid in cash. Shares of preferred stock may be converted by the delivery of a duly executed notice of conversion to the Redemption/Conversion Agent at the address listed below and surrendering the shares of

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preferred stock being converted at any time up to, but not later than,
4:30 p.m., Central Time, on May 1, 2001.

The quarterly dividend described above will not be paid with respect to any shares of preferred stock surrendered for conversion on or before the dividend record date of April 3, 2001. With respect to shares of preferred stock surrendered for conversion after April 3, 2001, the quarterly dividend described above will be paid on the dividend date, May 1, 2001, to the holders of record of the surrendered shares of preferred stock on the dividend record date.

From and after 4:30 p.m., Central Time, on May 1, 2001, the preferred stock not previously converted will be deemed to be no longer outstanding and all rights of the holders with respect to such preferred stock will terminate, except the right to receive the redemption price described above.

A Notice of Redemption will be mailed to shareholders of record of the preferred stock as of the close of business on March 30, 2001. The Redemption/Conversion Agent is UMB Bank, N.A., 928 Grand Boulevard, 13th Floor, Kansas City, Missouri, 64106, telephone (816) 860-7411. Securities may also be presented for payment in the Borough of Manhattan at HSBC Bank USA, 110 William St., New York, NY, 10038.

The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace reserves, the substantial capital expenditures required to fund operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission, including those discussed under Risk Factors in the proxy statement/prospectus dated November 1, 2000 for the Gothic acquisition, a form of which is included in our registration statement on Form S-4 (file no. 333-47330).

Chesapeake Energy Corporation is among the 10 largest independent natural gas producers in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and producing property acquisitions in the Mid-Continent region of the United States. The company's Internet address is www.chkenergy.com.


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